Exhibit (a)(5)(L)

THIS ANNOUNCEMENT DATED 20 DECEMBER 2022 (THE “ANNOUNCEMENT”) DOES NOT CONSTITUTE AN OFFER AND IS NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO, OR FROM, ANY JURISDICTION OUTSIDE THE UNITED STATES OF AMERICA, SOUTH AFRICA, AND SINGAPORE IN WHICH THE INTRODUCTION OR IMPLEMENTATION OF THE OFFER (AS DEFINED BELOW) WOULD NOT BE IN COMPLIANCE WITH THE LAWS OR REGULATIONS OF SUCH JURISDICTION. PLEASE REFER TO PARAGRAPH 19 OF THE OFFER ANNOUNCEMENT (AS DEFINED HEREIN) FOR FURTHER DETAILS RELATING TO GRINDROD SHAREHOLDERS IN OTHER JURISDICTIONS.

GOOD FALKIRK (MI) LIMITED (Registration No.: 96379) (Incorporated in Marshall Islands)	TAYLOR MARITIME INVESTMENTS LIMITED (Registration No.: 69031) (Incorporated in Guernsey)

VOLUNTARY CASH OFFER

by

GOOD FALKIRK (MI) LIMITED, A WHOLLY-OWNED SUBSIDIARY OF TAYLOR MARITIME INVESTMENTS LIMITED

to acquire all the issued ordinary shares in the capital of

GRINDROD SHIPPING HOLDINGS LTD.

other than Shares held by the Offeror and Shares held in treasury

ANNOUNCEMENT OF THE FINAL LEVEL OF ACCEPTANCES AND CLOSURE OF THE OFFER

1	INTRODUCTION

1.1	Taylor Maritime Investments Limited (“TMI”) and Good Falkirk (MI) Limited (“Good Falkirk” or the “Offeror”) refer to:

(a)
the offer announcement dated 12 October 2022 (the “Offer Announcement”) in relation to the voluntary conditional cash offer (the “Offer”) by the Offeror for all of the issued ordinary shares (the “Shares”) in the capital of Grindrod Shipping Holdings Ltd. (“Grindrod” or the “Company”), other than Shares held by the Offeror and Shares held in treasury;

(b)	the Offer to Purchase dated 28 October 2022 containing the terms and conditions of the Offer (the “Offer to Purchase”); and

(c)	the announcement made by TMI and the Offeror dated 29 November 2022 in relation to, inter alia, the Offer being declared unconditional in all respects.

1.2	Capitalised terms which are not otherwise defined herein, shall have the meanings ascribed to them in the Offer to Purchase.

2	FINAL LEVEL OF ACCEPTANCES AND AGGREGATE HOLDINGS

2.1
As at 11:59 p.m. (New York time) on 19 December 2022, the total number of Shares (i) held before the Offer period, (ii) acquired or agreed to be acquired during the Offer period, and (iii) validly tendered in the Offer and not subsequently validly withdrawn, are as follows:

	Number of Shares	Percentage of the total number of Shares[1]
Shares held as at 29 August 2022, being the date of the possible offer announcement (the “Possible Offer Announcement Date”), by the Offeror and parties acting in concert with the Offeror (the “Concert Parties”)[2]:	4,925,023 Shares	25.29%
Shares acquired or agreed to be acquired between the Possible Offer Announcement Date and up to 11:59 p.m. (New York time) on 19 December 2022 (other than Shares validly tendered in the Offer) by the Offeror and the Concert Parties:	475,515[3]	2.44%
Shares validly tendered in the Offer and not validly withdrawn as at 11:59 p.m. (New York time) on 19 December 2022:	10,805,827 Shares[4]	55.49%
Total number of Shares owned, controlled or agreed to be acquired by the Offeror and the Concert Parties (including Shares validly tendered in the Offer) as at 11:59 p.m. (New York time) on 19 December 2022:	16,206,365 Shares[5]	83.23%

Note 1: Rounded to two (2) decimal places, and calculated based on a total of 19,472,008 Shares in issue (which excludes 313,531 Shares held in treasury) as at the date of this Announcement.

Note 2: Excluding the holdings of Shares of RMB Morgan Stanley (Pty) Ltd (“RMBMS”). RMBMS is a related corporation of Rand Merchant Bank (“RMB”) a division of FirstRand Bank Limited, which is an adviser to the Offeror, and is therefore a party presumed to be acting in concert with the Offeror. As at the Possible Offer Announcement Date, RMBMS held 11,674 Shares. During the Offer period (and up to the date hereof), RMBMS had purchased 10,217 Shares, and sold 21,366 Shares. Such dealings by RMBMS are all transactions resulting from unsolicited client trades, and are neither solicited nor executed by RMB. RMBMS had entered into the relevant dealings in order to hedge requests from clients who wished to enter into derivative transactions in relation to the Shares, and to unwind such hedged positions. The SIC has ruled that such purchases of Shares by RMBMS will be disregarded for the purposes of Rule 15.2 of the Singapore Code, and that such disposals of Shares by RMBMS will be disregarded for the purposes of Rule 11.2 of the Singapore Code.

Note 3: Being 475,515 Shares issued by the Company to the Offeror upon payment of the Aggregate FSA Payment as contemplated in the Offer to Purchase. Excluding the Shares acquired by RMBMS as detailed in Note 2 above.

Note 4: No Shares held by RMBMS were tendered in the Offer.

Note 5: Excluding the holdings of Shares of RMBMS and Shares acquired by RMBMS as detailed in Note 2 above.

3	CLOSURE OF THE OFFER

3.1
TMI and Good Falkirk wish to announce that the subsequent offering period expired and the Offer was closed for further tenders at 11.59 p.m. (New York time) on 19 December 2022 (the “Final Closing Date”).

3.2	Accordingly, the Offer is no longer open and any tenders received after 11.59 p.m. (New York time) on the Final Closing Date will be rejected.

4	LISTING STATUS

4.1
Shareholders should note that the Offeror may seek to delist from NASDAQ and terminate the registration of the Shares with the SEC and/or to delist from the Main Board of the JSE even though the Compulsory Acquisition Threshold has not been met, subject to satisfying applicable legal and regulatory requirements (including any requirements imposed by NASDAQ, the SEC, the JSE and/or the South African Reserve Bank) at the relevant time. Shareholders should also note that, even though the Compulsory Acquisition Threshold has not been met, the Shares may no longer meet the listing requirements of NASDAQ and/or the Main Board of the JSE and may be delisted from NASDAQ or the Main Board of the JSE at the discretion of those exchanges and their relevant regulatory authorities.

4.2
Delisting of the Shares from NASDAQ and terminating the registration of the Shares with the SEC would significantly reduce the liquidity and marketability of the Shares. Delisting of the Shares from the JSE would significantly reduce the liquidity and marketability of the Shares held on the South African register. Shareholders are advised to seek their own independent advice on this point.

5	RESPONSIBILITY STATEMENT

5.1
Offeror Board. The Offeror Board (including those who may have delegated supervision of this Announcement) has taken all reasonable care to ensure that the facts stated and all opinions expressed in this Announcement are fair and accurate and that no material facts have been omitted from this Announcement, the omission of which would make any statement in this Announcement misleading; and the Offeror Board jointly and severally accepts responsibility accordingly. Where any information in this Announcement has been extracted or reproduced from published or otherwise publicly available sources (including, without limitation, information relating to the Company and its subsidiaries and associated companies), the sole responsibility of the Offeror Board has been to ensure, through reasonable enquiries, that such information has been accurately and correctly extracted from such sources or, as the case may be, accurately reflected or reproduced in this Announcement.

5.2
TMI Board. The TMI Board (including those who may have delegated supervision of this Announcement) has taken all reasonable care to ensure that the facts stated and all opinions expressed in this Announcement are fair and accurate and that no material facts have been omitted from this Announcement misleading, the omission of which would make any statement in this Announcement misleading; and the TMI Board jointly and severally accepts responsibility accordingly. Where any information in this Announcement has been extracted or reproduced from published or otherwise publicly available sources (including, without limitation, information relating to the Company and its subsidiaries and associated companies), the sole responsibility of the TMI Board has been to ensure, through reasonable enquiries, that such information has been accurately and correctly extracted from such sources or, as the case may be, accurately reflected or reproduced in this Announcement.

20 December 2022

BY ORDER OF THE BOARD	BY ORDER OF THE BOARD

GOOD FALKIRK (MI) LIMITED	TAYLOR MARITIME INVESTMENTS LIMITED

Forward-Looking Statements

This Announcement contains forward-looking statements relating to a voluntary cash offer by the Offeror to acquire all of the issued ordinary shares in the capital of the Company (other than Shares held by the Offeror and Shares held in treasury), which offer involves substantial risks and uncertainties that could cause any actual outcome to differ materially from those expressed or implied by such statements.

All statements other than statements of historical facts included in this Announcement are or may be forward-looking statements. Forward-looking statements include but are not limited to those using words such as “seek”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “plan”, “strategy”, “forecast” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “may” and “might”. These statements reflect TMI’s and the Offeror’s, or, as applicable, the Company’s current expectations, beliefs, hopes, intentions or strategies regarding the future and assumptions in light of currently available information.

These forward-looking statements are subject to a number of factors, assumptions, risks and uncertainties including, among other things, the occurrence of any event, change or other circumstance that could give rise to termination of the Implementation Agreement; general economic conditions and conditions affecting the industries in which TMI, Offeror and the Company operate; and uncertainties as to the Company’s performance and maintenance of important business relationships.

Such forward-looking statements are not guarantees of future performance or events and involve known and unknown risks and uncertainties. Accordingly, actual results may differ materially from those described in such forward-looking statements. Shareholders and investors should not place undue reliance on such forward-looking statements, and neither TMI, the Offeror, nor the Company undertakes any obligation to update publicly or revise any forward-looking statements, subject to compliance with any applicable laws and regulations and/or any other regulatory or supervisory body or agency.

Important Information

This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell any Shares of the Company or any other securities, nor is it a substitute for the Tender Offer Statement on Schedule TO and other necessary filings that TMI and the Offeror filed, and the Solicitation/Recommendation Statement on Schedule 14D-9 and other necessary filings that the Company filed, with the SEC on 28 October 2022. Any solicitation and offer to buy Shares of the Company was only being made pursuant to the Offer to Purchase and related tender offer materials. The Tender Offer Statement, including the offer to purchase, the related letter of transmittal and certain other offer documents (as they may be updated and amended from time to time), and the Solicitation/Recommendation Statement on Schedule 14D-9 contain important information. The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement and other filings related to the offer are available for free at the SEC’s website at www.sec.gov. Copies of all documents filed with the SEC by TMI and/or the Offeror with regards to the Offer are available free of charge on TMI’s website at www.taylormaritimeinvestments.com/investor-centre/shareholder-information/. Copies of the Offer to Purchase and the documents filed with the SEC by the Company are available free of charge on the Company’s website at www.grinshipping.com/investorrelations.